HAMPSHIRE GROUP, LIMITED
STOCK SYMBOL:  HAMP (NASDAQ)                        FOR IMMEDIATE RELEASE

CONTACT: CHARLES W. CLAYTON                         PHONE: (864) 231-1211
                                                    FACSIMILE:(864) 231-1215

            HAMPSHIRE GROUP, LIMITED ANNOUNCES THIRD QUARTER RESULTS

Anderson, South Carolina, November 4, 2004...Hampshire Group, Limited today announced results for the third quarter and the nine months ended October 2, 2004. Net sales for the quarter ended October 2, 2004 were $116,104,000 compared with $97,036,000 for the quarter ended September 27, 2003, an increase of 20%. Net income in the third quarter of 2004 was $6,940,000, or $1.69 per diluted share, compared with income from continuing operations of $4,865,000, or $1.00 per diluted share in the third quarter of 2003.

Net sales for the nine months ended October 2, 2004 were $196,753,000 compared with $180,164,000 in the nine months ended September 27, 2003, an increase of 9%. Net income in the nine-month period of 2004 was $5,393,000, or $1.31 per diluted share, compared with income from continuing operations of $4,628,000, or $0.95 per diluted share, in the nine-month period of 2003. Net loss for the nine months ended September 27, 2003, was $715,000, or $0.18 per share, including a $5,343,000 loss from discontinued operations.

In the third quarter, sales of both sweaters and related separates continued to reflect the Company's success in offering customers the value, style and quality that retail consumers are seeking in today's market. The quarter and nine-month period for the current year each included one more week than the prior year, contributing substantially to the increases in net sales and profits. Sales and profitability for the fourth quarter will be adversely affected by the loss of a week in the fourth quarter compared with the fourth quarter of 2003.

Commenting on results for the year-to-date, Ludwig Kuttner, Chairman and Chief Executive Officer, stated, "We are pleased to be reporting favorable period-to-period comparisons of net sales, net income and net income per share in spite of the difficult retail environment. Our people are working diligently to service our customers' needs during the important holiday selling season."

Hampshire Group, Limited is a diversified apparel company, believed to be the largest supplier of women's and men's sweaters in North America and a leading supplier of women's related separates.
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           Cautionary Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that reflect the Company's current views with respect to future events. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events. Readers are also urged to review and consider carefully the various disclosures made by the Company in its Form 10-K and other Securities and Exchange Commission filings, which advise interested parties of the factors that affect the Company's business.
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                            HAMPSHIRE GROUP, LIMITED
                         COMPARATIVE SUMMARY OF EARNINGS
                      (in thousands, except per share data)

                                       Nine Months Ended    Three Months Ended
                                       -----------------    ------------------
                                      Oct. 2,   Sept. 27,    Oct. 2,  Sept. 27,
                                        2004      2003        2004      2003
                                      ------------------    -------------------
Net sales                            $196,753   $180,164     $116,104  $97,036

Income from continuing operations      $5,393     $4,628       $6,940   $4,865
Loss from discontinued operations         -       (5,343)         -     (5,730)
                                     -------------------     -----------------
Net income (loss)                      $5,393    ($  715)      $6,940  ($  865)
                                     -------------------     -----------------
Basic income (loss) per share -
  Continuing operations                 $1.32      $0.98        $1.71    $1.02
  Discontinued operations                 -        (1.13)         -      (1.21)
                                     -------------------     -----------------
    Net income (loss)                   $1.32     ($0.15)       $1.71   ($0.18)
                                     -------------------     -----------------
Diluted income (loss) per share -
  Continuing operations                 $1.31      $0.95        $1.69    $1.00
  Discontinued operations                 -        (1.10)         -      (1.18)
                                     -------------------     -----------------
    Net income (loss)                   $1.31     ($0.15)       $1.69   ($0.18)
                                     -------------------     -----------------

Weighted average number of
  Shares outstanding-       Basic       4,071      4,724        4,059    4,751
                                     -------------------     -----------------
                            Diluted     4,127      4,851        4,109    4,863
                                     -------------------     -----------------
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